ePlus Receives Stay of Nasdaq Delisting

HERNDON, VA - January 11, 2007 - ePlus inc. (Nasdaq NGM: PLUS - news), today announced that it received a letter from the Nasdaq Listing and Hearings Review Council (“the Listing Council”) stating that the Listing Council has determined to stay the delisting of the Company’s common stock. On January 4, 2007, the Company notified the Nasdaq Listings Qualifications Panel (“the Panel”) that the Company would be unable to file its Form 10-K for the fiscal year ended March 31, 2006, its Forms 10-Q for the quarters ended June 30, 2006 and September 30, 2006, and all required restatements, by the January 15, 2007 deadline set forth in the Panel’s October 17, 2006 decision letter. On January 5, 2007, the Panel informed ePlus that it was unable to grant a further extension because it had already granted the maximum extension it had discretion to grant under Marketplace Rule 4802(b).

On January 11, 2007, the Company was informed by the Listing Council that it had determined to call the Panel’s January 5, 2007 decision for review, as contemplated by Nasdaq Marketplace Rule 4807(b), and had also stayed the delisting of the Company’s common stock pending further review by the Listing Council. The Company may submit in writing additional information for the Listing Council’s consideration by March 2, 2007.

The Company has been diligently working to resolve issues related to accounting for stock options granted since its initial public offering in 1996, which is the sole reason underlying its delay in filing its annual and quarterly reports. In this regard, the Company has been reviewing accounting guidance regarding stock option grants recently published by the accounting staff of the SEC, and has not yet determined the amount of such charges or the resulting tax and accounting impact. The Company’s determination of the amount of such stock-based compensation expense is being finalized and is being reviewed by its independent auditors. The Company plans to file its Annual Report on Form 10-K for the year ended March 31, 2006 and its Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006 as soon as practicable after the resolution of the previously disclosed matters.

About ePlus:

ePlus is a leading provider of Enterprise Cost Management solutions to information technology, finance, procurement, operations, and supply chain professionals who want to reduce the costs of finding, purchasing, managing, and financing information technology goods and services. Our Enterprise Cost Management solutions provide sourcing, procurement, spend analytics, supplier management, document collaboration, asset management, professional services, and leasing to ePlus’ 2,000+ customers. The company was founded in 1990 and is headquartered in Herndon, VA with more than 30 locations in the U.S. For more information, visit www.eplus.com, call 888-482-1122 or email info@eplus.com.

ePlus® and ePlus Enterprise Cost Management®, and/or other ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.

Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements". Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the final determination of the impact of the restatement described above; the results of the Audit Committee’s investigation; expectations as to the timing of the completion of such investigation by the Audit Committee and its independent counsel; the Company’s review, restatement and filing its previously issued financial statements and its assessment of the effectiveness of disclosure controls and procedures and internal controls; the Company’s failure to regain compliance within the stay or any extension period that may be granted by the Nasdaq Listing Council, in which case the Company’s common stock would be delisted from the Nasdaq Global Market; the effects of any required restatement adjustments to previously issued financial statements and possible material weaknesses in internal control over financial reporting; the effects of any lawsuits or governmental investigations alleging, among other things, violations of federal securities laws, by the Company or any of its directors or executive officers; the existence of demand for, and acceptance of, our services; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; our reliance on our management team; and other risks or uncertainties detailed in our Securities and Exchange Commission filings.

All information set forth in this release is as of January 11, 2007. ePlus inc. undertakes no duty to update this information. More information about potential factors that could affect ePlus inc.’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal years ended March 31, 2005 and March 31, 2004, the Quarterly Report on Form 10-Q for the quarters ended June 30, 2005, September 30, 2005, and December 31, 2005 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the SEC and available at the SEC’s website at http://www.sec.gov/.

Contact:	Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150